EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	For more information, call
December 14, 2005	the Stock Information Center at
937-548-9355
     David M. Kepler, the President of Greenville Federal Financial Corporation (“GFFC”), the proposed stock holding company for Greenville Federal Savings and Loan Association (the “Bank”), today announced that the subscription offering portion of GFFC’s initial public stock offering has concluded. The subscription offering was only open to eligible depositors and certain borrowers of the Bank. Mr. Kepler also announced that GFFC has extended the community offering portion of the stock offering, in the local community and in the states in which the offering is registered, for a period not to exceed 45 days, or until January 27, 2006. GFFC reserves the right to close the community offering at any time prior to January 27, 2006, in its discretion and without further notice. For further information, please contact our Stock Information Center at (937) 548-9355.
     The stock offering is being conducted pursuant to the Bank’s Plan of Reorganization and Stock Issuance Plan (the “Plan”) and the other terms and conditions outlined in GFFC’s prospectus dated November 10, 2005. Completion of the mutual holding company reorganization and related stock offering remain subject to certain conditions, including approval of the Plan by the Bank’s depositors at a special meeting of depositors to be held on December 19, 2005 and receipt of final regulatory approvals.
This is neither an offer to sell nor a solicitation of an offer to buy the common stock. The offering is made only by the prospectus of Greenville Federal Financial Corporation.